EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This Agreement is made and is effective as of the 1st day of October, 2012, by and between S&W Seed Company, a Nevada corporation (the "Company"), and Fred Fabre ("Executive"). Together, Executive and the Company are sometimes referred to as the "Parties."

WHEREAS, the Company desires to retain Executive in the capacity of Vice President - Sales, and Executive wishes to be so retained; and

WHEREAS, the Company and Executive both desire to memorialize the arrangement in writing.

NOW THEREFORE, in consideration of the material advantages accruing to the two parties and the mutual covenants contained herein, and intending to be legally and ethically bound hereby, the Company and Executive:

1. Duties and Scope of Employment

(a) Positions and Duties. Executive will serve, at the pleasure of the Chief Executive Officer of the Company (the "CEO"), as Vice President - Sales of the Company and shall report to the CEO and the Company's Board of Directors. As of the date of this Agreement (the "Effective Date"), Executive will be considered a full-time employee of the Company. In the capacity of Vice President - Sales, Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company. Executive will have such powers, authorities and responsibilities as may reasonably be assigned to him by the CEO. However it is the presumption of the parties that Executive shall possess sole decision making authority regarding trading of non-certified alfalfa seed commodities sourced from Imperial Valley Milling, Co, a California corporation. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."

(b) Obligations. During the Employment Term, Executive will devote his full business efforts and time to the Company and will use good faith efforts to discharge his obligations under this Agreement to the best of his ability. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Company; provided, however, that Executive may, without the approval of the Company, serve in any capacity with any civic, educational, or charitable organization and serve on the board(s) set forth on Schedule A attached hereto, provided such services do not materially interfere with Executive's obligations to the Company. Executive represents that he is not subject to any non-competition, confidentiality, trade secrets or other agreement(s) that would preclude, or restrict in any way, Executive from fully performing his services hereunder during his employment with the Company.

2. Term of Agreement. This Agreement will have a term of five (5) years commencing on the Effective Date. No later than ninety (90) days before the end of the term of this Agreement, the Company and Executive will discuss whether and under what circumstances the Agreement will be renewed.

3. Termination.

(a) Termination for Cause. Company reserves the right to terminate this agreement if Executive (1) willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement, or (2) commits acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude or breach of fiduciary duty that would prevent the effective performance of his duties. Company may at its option terminate this agreement for the reasons stated in this section by giving ten (10) days written notice of termination to Executive without prejudice to any other remedy to which Company may be entitled either at law, in equity, or under this agreement. The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of relevant facts.

(b) Termination Without Cause. This agreement shall be terminated upon the death of Executive. Further Company reserves the right to terminate this agreement within three (3) months after Executive suffers any physical or mental disability that would prevent the performance of his duties under this agreement. Such termination shall be effected by giving ten (10) days' written of termination to Executive.

4. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of one hundred fifty thousand dollars ($150,000) as compensation for his services (such annual salary, as is then effective, to be referred to herein as "Base Salary"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings.

(b) Bonus Compensation. In the discretion of the Compensation Committee, Executive may receive periodic bonuses in acknowledgment of his and the Company's achievements and efforts from time to time. Such bonuses may be payable in the future in alignment with stated performance goals or otherwise in the Compensation Committee's discretion.

(c) Equity Incentive Compensation. Executive shall be eligible to participate in the Company's equity incentive plans, as in effect from time to time, and shall be considered for grants and awards at such times and in such amounts as shall be deemed appropriate by the Compensation Committee, as the administrator of such plans.

(d) Stock Ownership Guidelines. Executive shall be subject to, and shall comply with, the Company's stock ownership guidelines, including compliance with its Insider Trading Policy, a copy of which is attached hereto as Exhibit A and Section 16 of the Securities Exchange Act of 1934, as amended.

5. Executive Benefits

(a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other executive officers of the Company, as such plans, policies, and arrangements may exist from time to time. The Company represents that it currently sponsors one or more health insurance plans for which Executive will be eligible. The Company will pay the full cost of the premiums for the Executive due under the health insurance plan of which Executive will become a participant. The Company will not pay for premiums of Executive's dependents.

(b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy.

(c) Office. At the request of Executive, Company at Company's expense shall provide Executive with an office located in Woodland, California from which (together with Executive's office at the Company's Five Points headquarters) Executive is to conduct his day to day business on behalf of Company. The office shall have suitable space for the conduct of the business to be carried out by Executive and the rental for the office shall be commensurate with rental rates for similar office space in the area.

(d) Office Staff. At the request of Executive, Company shall provide Executive with reasonable access to office help, equipment and supplies, and other facilities and services suitable to Executive's position and adequate for the performance of his duties.

6. Expenses. The Company will reimburse Executive for reasonable travel, client entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

7. Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the Date of Termination, (b) pay for accrued but unused vacation, (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection the termination of his employment), (d) unreimbursed business expenses to which Executive is entitled to reimbursement under the Company's expense reimbursement policy, and (e) rights to indemnification Executive may have under the Company's Articles of Incorporation, Bylaws, the Employment Agreement, or separate indemnification agreement, as applicable, including any rights Executive may have under directors and officers insurance policies.

8. Covenants

(a) Nondisparagement. During the Employment Term and for the twelve (12) months thereafter, Executive will not, and will cause his relatives, agents, and representatives to not, knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers, and the Company will not knowingly disparage, criticize or otherwise make any derogatory statements regarding Executive. The Company's obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and members of the Board. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.

9. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company's by-laws and Certificate of Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification determined by the Board or any of its committees.

10. Confidential Information, etc..

(a) Non-Disclosure of Information. It is understood that the business of the Company is of a confidential nature. During the period of Executive's employment with the Company, Executive may receive and/or may secure confidential information concerning the Company or any of the Company's affiliates which, if known to competitors thereof, would damage the Company or its said affiliates. Executive agrees that during and after the term of this Agreement he will not, directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during the term hereof concerning such confidential matters of the Company or its affiliates, including, but not limited to, information pertaining to contact information, financial information, research, product plans, products, services, customers, markets, developments, processes, designs, drawings, business plans, business strategies or arrangements, or intellectual property or trade secrets. Upon termination of this Agreement, Executive shall promptly deliver to the Company all materials of a secret or confidential nature relating to the business of the Company or any of its affiliates that are, directly or indirectly, in the possession or under the control of Executive.

(b) Trade Secrets. Executive acknowledges and agrees that during the term of this Agreement and in the course of the discharge of his duties hereunder, Executive shall have access to and become acquainted with information concerning the operation and processes of the Company, including without limitation, proprietary, technical, financial, personnel, sales and other information that is owned by the Company and regularly used in the operation of the Company's business, and that such information constitutes the Company's trade secrets. Executive specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this Agreement or at any other time thereafter, except as is required in the course of his employment hereunder. Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Company's trade secrets obtained by Executive during the course of his employment under this Agreement, including information concerning the Company's current or any future and proposed work, services, or products, the fact that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Executive promises and agrees not to engage in any unfair competition with the Company, either during the term of this Agreement or at any other time thereafter. Executive further agrees that all files, records, documents, specifications, and similar items relating to the Company's business, whether prepared by Executive or others, are and shall remain exclusively the property of the Company and that they shall be removed from the premises of the Company only with the express prior written consent of the Company's Chief Executive Officer or his designee.

(c) Cooperation. Executive agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company's counsel, Executive's assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's request and expense in order to fulfill this obligation.

(d) Proprietary Inventions and Assignment Agreement. Concurrently with the execution and delivery of this Agreement, Executive shall execute and deliver the Company's Proprietary Inventions and Assignment Agreement, a copy of which is attached hereto as Exhibit B and incorporated herein by this reference. Executive agrees to abide by the provisions thereof.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity, which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee
c/o Corporate Secretary
S&W Seed Company
25552 South Butte Avenue
Five Points, CA 93624

If to Executive:

at the last residential address known by the Company.

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

14. Governing Law: Arbitration.

(a) This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of California without regard to any applicable principles of conflicts of law. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

(b) Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a "Dispute") between Executive and the Company arising out of or relating to this Agreement, any obligations hereunder or the relationship of the parties under this Agreement shall be settled by binding arbitration conducted in San Diego, California in accordance with the then current arbitration rules of JAMS as modified by the following provisions of this Agreement:

(i) Within five business days following the delivery of notice of a Dispute by a party in accordance with this Agreement (a "Notification"), the parties shall meet and confer on a date and at a time and place agreed upon between the parties. If the Dispute(s) are resolved by the parties in such meeting, the parties agree to reduce to writing the settlement or resolution thereof, which shall thereupon become part of this Agreement. In the event that the meeting for any reason does not occur prior to the tenth day following a Notification or does not result in a mutually agreed settlement, then the parties shall proceed with the arbitration.

(ii) Selection of one neutral arbitrator by the parties shall be from JAMS panel list and shall be chosen by the parties together; provided, that if the parties are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of JAMS. The arbitrator shall be experienced in complex business matters.

(iii) The arbitration process shall be conducted on an expedited basis by the regional office of JAMS located in San Diego, California. Proceedings in arbitration shall begin no later than 45 days after the filing of the Dispute with JAMS and shall be scheduled to conclude no later than 180 days after the filing of the Dispute (including delivery of the written judgment under clause (vi) below). All hearings, unless otherwise agreed to by the parties, shall be held in San Diego, California. Notwithstanding the foregoing, the timetable for the arbitration process will be further expedited in the event that a party is seeking mandatory or prohibitive injunctive relief and an expedited schedule is reasonably required to preserve the business interests of the party or parties seeking such relief.

(iv) Each party may obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator may, in his or her discretion, set parameters on (including the extension of) the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions. All rights of discovery shall commence upon delivery of a Notification, regardless of the timing or occurrence of the meeting contemplated by clause (i) above.

(v) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(vi) The award of the arbitrator shall be made in a written opinion containing a concise reasoned analysis of the basis upon which the award was made. The award of the arbitrator may provide for mandatory or prohibitive injunctive relief.

(vii) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(viii) The parties to any arbitration initially shall share equally the fees and costs of JAMS and the arbitrator. At the discretion of the arbitrator, the prevailing party or parties may recover from the adverse parties his or its actual reasonable attorneys' fees and costs incurred in connection with the arbitration and the enforcement thereof (including reimbursement of any fees and costs of JAMS and the arbitrator(s) paid by such party).

(ix) Any party may apply to a court having jurisdiction to: (A) enforce this agreement to arbitrate; (B) seek provisional injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved; (C) avoid the expiration of any applicable limitations period; or (D) preserve a superior position with respect to other creditors.

(x) The arbitrator is only authorized to, and only has the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator is not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.

(xi) The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 14(b).

Notwithstanding the foregoing, the parties shall continue performing their respective obligations under this Agreement while the Dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

15. Integration. This Agreement, together with the Proprietary Inventions and Assignment Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and is signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Survival. The Proprietary Inventions and Assignment Agreement and the Company's and Executive's responsibilities under Sections 7, 8, 9, 11, 12, 13, and 14 will survive the termination of this Agreement.

18. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

19. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the State of California.

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Internal Revenue Code Section 409A. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to

March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. If, as of the Date of Termination, Executive is a "specified employee" as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his "separation from service" (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Executive's separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive's separation from service, except to the extent that, in the Company's reasonable judgment, payment during such six-month period would not cause Executive to incur additional tax, interest or penalties under Section 409A. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

23. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, on the day and year written below.

Company
S&W SEED COMPANY

By: /s/ Matthew K. Szot
Matthew K. Szot
Senior Vice President and Chief Financial Officer
Entered into this 1st day of October, 2012.

Executive

/s/ Fred Fabre
Fred Fabre